UNUM Corporation and Subsidiaries
FORM 10-Q
SEPTEMBER 30, 1997

EXHIBIT 12

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                        Three Months Ended     Nine Months Ended
                                           September 30,          September 30,
                                        ------------------     -----------------
(Unaudited - Dollars in millions)        1997         1996      1997        1996
--------------------------------------------------------------------------------
Earnings:
 Income before income taxes            $131.4        $63.3    $429.5      $272.0
 Add:  Fixed charges                     13.2         12.9      39.2        39.6
--------------------------------------------------------------------------------
Earnings as adjusted                   $144.6        $76.2    $468.7      $311.6
================================================================================
Fixed charges:
   Interest expense                    $ 10.4        $ 9.9    $ 31.2      $ 30.6
   Interest portion of rent expense       2.8          3.0       8.0         9.0
--------------------------------------------------------------------------------
Total fixed charges                    $ 13.2        $12.9    $ 39.2      $ 39.6
================================================================================

Ratio of earnings to fixed charges       11.0          5.9      12.0         7.9
================================================================================

For purposes of computing the ratio of earnings to fixed charges, earnings as adjusted consist of income before income taxes and fixed charges. Fixed charges consist of interest expense and the estimated interest portion of rent expense.